                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             -----------------------

                                    FORM S-8
                        REGISTRATION STATEMENT UNDER THE
                             SECURITIES ACT OF 1933

                             -----------------------

                                   CU BANCORP
             (Exact name of Registrant as specified in its charter)

                             -----------------------

          California                                95-3657044
(Jurisdiction of incorporation        (I.R.S. Employer Identification Number)
      or organization)

                            16030 VENTURA BOULEVARD
                               ENCINO, CALIFORNIA
                                   91436-4487
                                 (818) 907-9122
  (Address, including Zip Code, and telephone number, including area code, or
                   Registrant's principal executive office)

                   CU BANCORP 1996 EMPLOYEE STOCK OPTION PLAN
                              (Full title of Plan)

                          Anita Yallowitz Wolman, Esq.
                            16030 Ventura Boulevard
                         Encino, California 91436-4487
                                 (818) 907-9122
(Name, address, including Zip Code, and telephone number, of Registrant's Agent of Service of Process)

         Approximate commencement date of the proposed sale to the public:
From time to time after the effective date of this Registration Statement.

         If the only Securities being registered on this Form are being offered pursuant to a dividend or interest reinvestment plan, please check the following box: [ ]

         If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans check the following box: [X]

                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------
 Title of each        Amount to be        Proposed maximum     Proposed maximum    Amount of
 class of             registered(1)       offering price       aggregate           registration fee
 securities to be                         per unit (2)         offering price
 registered                                                    (3)
---------------------------------------------------------------------------------------------------
 Common Stock         750,000             $12.50               $9,375,000          $2,840.91
 without par value
---------------------------------------------------------------------------------------------------

(1)      Estimated solely for purposes of calculating the registration fee.

(2) Computed pursuant to Rule 457(c) based on the average of the high and low sales price of CU Bancorp Shares on February 5 1997 as reported on the NASDAQ, National Market System

(3) Pursuant to Rule 416(a), this registration statement covers the issuance of an additional indeterminate number of shares of common stock resulting from the automatic dilution provision of the Plan.





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
                                EXPLANATORY NOTE

                                     PART I
                       INFORMATION REQUIRED IN PROSPECTUS


         The information called for in Part 1 of Form S-8 is not being filed with or included in this Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the "Commission"). A second prospectus (the "Reoffer Prospectus") is to be used for reoffers and resales of the Company's Common Stock acquired pursuant to the CU Bancorp 1996 Employee Stock Option Plan by affiliates of the Company and has been prepared in accordance with the requirements of Form S-3, as required by the conditions specified in General Instruction C to Form S-8.





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
                                   CU Bancorp

                         750,000 SHARES OF COMMON STOCK

                            16030 Ventura Boulevard
                         Encino, California 91436-4487
                                 (818) 907-9122

         The Prospectus relates to up to 750,000 shares of Common Stock ("Common Stock" or the "Shares") of CU Bancorp (the "Company"), which may be offered by the Selling Security Holders (as hereinafter defined) listed herein under the caption "Selling Security Holders" and set forth on Exhibit A hereto.

         The 750,000 Shares covered by this Prospectus may be offered by the Selling Security Holders from time to time in transactions on the NASDAQ National Market System (the "NMS") at prices and terms then obtainable, through negotiated transactions at negotiated prices, or through underwriters, broker-dealers or otherwise, however, there is no commitments to sell any of these Shares. The amount of Shares offered will be determined form time to time by the Selling Security Holders in their sole discretion. The Company will not receive any part of the proceeds of any sales. Any brokers' commissions, discounts, or other underwriters' compensation will be paid by the Selling Security Holders.

         The Selling Security Holders, and the broker-dealers through whom sales may be made, may, the Company not so conceding, be deemed to be underwriters under the Securities Act of 1933 (the "Securities Act"), and any commissions paid or by discounts or concessions allowed to such broker-dealers may be underwriting discounts and commissions under the Securities Act.

         The Company's Common Stock is traded on the NMS. On February 5, 1997, the closing price of the Common Stock on the NMS was $12.50 per Share.

           THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY
               THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE
                     COMMISSION PASSED UPON THE ACCURACY OR
                ADEQUACY OF THIS PROSPECTUS.  ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this Prospectus is February 5, 1997.





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
                               TABLE OF CONTENTS

Available Information  ......................................................................  4

Selling Security Holders ....................................................................  4

Plan of Distribution ........................................................................  4

Description of Common Stock .................................................................  7

Incorporation of Certain Documents by Reference .............................................  8

         No person has been authorized to give any information or to make any representation, other than those contained in this Prospectus, and if given or made, such information or representation must not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus nor any sale made through its use shall imply that there has been no change in the affairs of the company since the date hereof.

                             AVAILABLE INFORMATION

         The Company is subject to the Informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). The reports, proxy statements and other information filed by CU Bancorp with the Commission can be inspected and copied at the public reference facilities maintained by their Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the public reference facilities in the Commission's Regional Offices at Seven World Trade Center, Suite 1300, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material also can be obtained form the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

                            SELLING SECURITY HOLDERS

         Each of the Selling Security Holders (each, a "Selling Security Holder") identified in Exhibit A hereto, from time to time, are the holders of non-qualified or incentive stock options granted by the Company, and this Prospectus covers the possible resale of the Shares issued or issuable upon the exercise of these options.

                              PLAN OF DISTRIBUTION

         The Company will receive no proceeds from this offering. The securities offered hereby may be sold by a Selling Security Holder acting as a principal for his own account through market transactions on the NMS, in one or more negotiated transactions at negotiated prices, or otherwise. The sale of securities may be offered to or through underwriters, brokers or dealers, and such underwriters, brokers or dealers may receive compensation in the form of underwriting discounts, commissions or concessions from a Selling Security Holder and/or the purchasers of the securities for underwriters, brokers or dealers that participate in the distribution of the securities may, the Company not so conceding, be deemed to be underwriters and nay compensation received by them and any





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
provided pursuant to the sale of the securities by them might be deemed to be underwriting discounts and commissions under the Securities Act. In order to comply with certain states' securities laws, if applicable, the securities will be sold in such jurisdictions only through registered on licensed brokers or dealers. In addition, in certain states the securities may not be sold unless the securities have been registered or qualify for sale in such state or an exemption from registration or qualification is available and is complied with.

                          DESCRIPTION OF COMMON STOCK

         The Company's authorized capital stock consists of 24,000,000 shares of common stock, without par value. The Company's Common Stock is registered under the Exchange Act. The following is a summary of the provisions of the Company's Restated Certificate of Incorporation and is qualified in its entirety by reference thereto.

CU Bancorp Common

         The Board of Directors of Company is authorized to issue a maximum of 24,000,000 shares of Common Stock. As of December 31, 1996 ,11,341,690 shares of Company Common Stock were outstanding. Subject to any prior rights of any preferred stock of Bancorp ("Preferred Stock") then outstanding, holders of the Common Stock are entitled to receive such dividends as are declared by the Company's Board of Directors out of funds legally available therefor. Subject to the rights, if any, of any Preferred Stock, all voting rights are vested in the holders of the Company Common each share being entitled to one vote. Subject to any prior rights of Preferred Stock, in the event of liquidation, holders of shares of Common Stock are entitled to receive pro rate any assets distributable to stockholders in respect of shares held by them. Holders of shares of Common Stock do not have any pre-emptive right to subscribe for any additional securities which may be issued by the Company. The outstanding shares of Bancorp Common are, and the shares of Common Stock, offered hereby will be, fully paid and non-assessable. The transfer agent and registrar for the Company Common Stock, is U.S. Stock Transfer, Inc.

CU Bancorp Preferred Stock

         The Board of Directors of Company has the authority, without further stockholder action, to issue from time to time a maximum of 10,000,000 shares of Preferred Stock in one or more series and with such terms and at such times and for such consideration as the Board may determine. The authority of the Board includes the determination of fixing of the following with respect to shares of such class or any series thereof: (i) the number of shares and designation or title thereof, (ii) rights as to dividends; (iii) whether and upon what terms the shares are to be convertible; (v) the voting rights, if any, which shall apply, provided, however, that in no event shall any holder of any series of the Preferred Stock held by such holder; and (vi) the rights of the holders upon the dissolution, or upon the distribution of assets, of Bancorp. Any shares of Preferred Stock which may be issued may rank prior to shares of Common Stock as to payment of dividends and upon liquidation. No Preferred Stock is currently outstanding.





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
                                    PART II

                    PLAN INFORMATION; REGISTRANT INFORMATION
                      AND EMPLOYEE PLAN ANNUAL INFORMATION

         This Registration Statement incorporates documents by reference which are not presented herein or delivered herewith. Such documents (other than exhibits to such documents unless such exhibits are specifically incorporated by reference) are available upon written or oral request, without charge, directed to CU Bancorp, 16030 Ventura Boulevard, Encino, California 91436-4487 (telephone number 818-907-9122). Attention: Corporate Secretary.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents filed with the Commission by Company (File No. 0-11008) pursuant to the Exchange Act are incorporated by reference in this Registration Statement:

         1. Company's Annual Report on Form 10-K for the year ended December 31, 1995, Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996 and June 30, Definitive Proxy Statement dated June 10, 1996; Home Interstate Bancorp's Annual Report on Form 10-K for the year ended December 31, 1995, Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996 and June 30, Definitive Proxy Statement dated June 10, 1996 (contained in Registration Statement on Form S-4 dated June 10, 1996 - Registration Number 333-02777), and the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1996 (the "CU Bancorp Filings");


         2. The description of Company's Common Stock contained in Company's registration on Form S-4 filed with the Commission on October 26, 1995.

         All documents and reports subsequently filed by Company pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents or reports. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently field documents which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

                   INDEMNIFICATION OF DIRECTORS AND OFFICERS

Article Five of Company's Articles of Incorporation provides that the liability of the directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under California law and that the corporation is authorized to provide for the indemnification of agents (as defined in Section 317 of the California General Corporation





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
Law) of the corporation in excess of that expressly permitted by such Section 317 for breach of duly to the corporation and its shareholders to the fullest extent permissible under California law, or any other applicable law.

                                    EXHIBITS

         There are filed as a part of this registration statement, the exhibits listed in the Exhibit Index and Exhibit A hereto.


                                  UNDERTAKINGS

         The undersigned Registrant hereby undertakes:

         (a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

         Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) That for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.





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
         (c)(1) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.





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
                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on February 5, 1997.



                                       CU BANCORP
                                       (Registrant)


                                       By:  STEPHEN G.  CARPENTER
                                          -----------------------------
                                            Stephen G. Carpenter
                                            Chief Executive Officer


                                       By:   PATRICK HARTMAN
                                          -----------------------------
                                             Patrick Hartman
                                             Chief Financial Officer





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
                               POWER OF ATTORNEY

         Each person whose signature appears below constitutes and appoints Stephen G. Carpenter, David I. Rainer, James P. Staes, Patrick Hartman and Anita Wolman, and each of them individually, his true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.


         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on August 30, 1996.

         Signatures                                         Title
         ----------                                         -----

S/S
------------------------------             Director
Kenneth Bernstein

S/S
------------------------------             Director
Donald A.  Buschenfield

S/S
------------------------------             Director/Chairman/Chief Executive
Stephen G. Carpenter                       Officer

S/S
------------------------------             Director
J. Richard Denham

S/S
------------------------------             Director
Randall G.  Elston

S/S
------------------------------             Director
Paul W. Glass

S/S
------------------------------             Director
Donald G.  Martin

S/S
------------------------------             Director
Ronald S. Parker

S/S
------------------------------             Director
David I. Rainer






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
S/S
---------------------------                Director, Vice Chairman
James P.  Staes





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INDEX TO EXHIBITS

                                                                        Sequentially
EXHIBIT                                                                   Numbered
  NO.                                   Exhibit                             Page
----------                              -------                          -----------
4(A)             CU Bancorp 1996 Employee Stock Option Plan                  13

4(B)             Copy of Non-Qualified Stock Option Agreement                23
                 under CU Bancorp 1996 Employee Stock Option
                 Plan

4(C)             Copy of Incentive Stock Option Agreement under              28
                 CU Bancorp 1996 Employee Stock Option Plan.

5                Opinion of Anita Wolman, Esq.                               34

24(A)            Consent of Arthur Andersen LLP.                             35

24(B) Consent of Anita Wolman, Esq. (included in its opinion in Exhibit 5)

25 Power of Attorney set forth on the signature pages 5 through 9.

                                 ______________





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